UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

VITRIA TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filling Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VITRIA TECHNOLOGY, INC.

945 Stewart Drive

Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 16, 2003

TO THE STOCKHOLDERS OF VITRIA TECHNOLOGY, INC.:

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Vitria Technology, Inc., a Delaware corporation, will be held on Friday, May 16, 2003 at 2:00 p.m. pacific time at our principal executive offices at 945 Stewart Drive, Sunnyvale, California 94085, for the following purposes:

1.	To elect two directors to hold office until the 2006 Annual Meeting of Stockholders;

2.	To approve amendments to our certificate of incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including two and six would be combined into one share of our common stock and to concurrently decrease the authorized number of shares of common stock from 600,000,000 to 300,000,000 shares and to authorize our Board of Directors to select and file one such amendment;

3.	To ratify the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2003; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on March 28, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

William L. McGrath

Vice President, General Counsel and Secretary

Sunnyvale, California

April     , 2003

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

VITRIA TECHNOLOGY, INC.

945 Stewart Drive

Sunnyvale, California 94085

PROXY STATEMENT

FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

May 16, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Vitria Technology, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Friday, May 16, 2003, at 2:00 p.m. pacific time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our principal executive offices at 945 Stewart Drive, Sunnyvale, California 94085. We intend to mail this proxy statement and accompanying proxy card on or about April     , 2003, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on March 28, 2003, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 28, 2003, we had outstanding and entitled to vote 130,440,795 shares of common stock.

Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Delivery of this Proxy Statement

The Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

This year, a number of brokers with account holders who are Vitria stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions are received from the affected stockholders. Once you receive notice from your broker or us that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker, or direct your written request to Vitria Technology, Inc., 945 Stewart Drive, Sunnyvale, California 94085, Attention: Director of Investor Relations. Our Investor Relations department may also be reached via telephone at (408) 212-2700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with our Corporate Secretary at our principal executive offices at 945 Stewart Drive, Sunnyvale, California 94085, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, the deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2004 Annual Meeting of Stockholders is December 23, 2003. Pursuant to our bylaws, stockholders who wish to bring matters or propose nominees for director at our 2004 Annual Meeting of Stockholders must provide specified information to us between February 16, 2004 and March 18, 2004. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation and bylaws provide that our Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of five members. There are two directors in the class whose term of office expires in 2003 and who are standing for re-election. The nominees for election to this class, M. Dale Skeen, Ph.D. and William H. Younger, Jr., are currently members of our Board of Directors. Dr. Skeen is married to JoMei Chang, Ph.D., our Chief Executive Officer and a director. If elected at the Annual Meeting, Dr. Skeen and Mr. Younger would serve until the 2006 Annual Meeting and until their successors are elected and have qualified, or until the earlier of their death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Skeen and Mr. Younger. In the event that Dr. Skeen or Mr. Younger should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Dr. Skeen and Mr. Younger have agreed to serve if elected, and management has no reason to believe that they will be unable to serve.

Set forth below is biographical information for Dr. Skeen and Mr. Younger and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for Three-year Terms Expiring at the 2006 Annual Meeting

M. Dale Skeen, Ph.D., is 48 years old, co-founded Vitria in 1994 and has been our Chief Technology Officer and a director since Vitria’s inception. From 1986 to 1994, Dr. Skeen served as Chief Scientist at Teknekron Software Systems, now TIBCO, Inc., a software company. From 1984 to 1986, Dr. Skeen was a research scientist at IBM’s Almaden Research Center. From 1981 to 1984, Dr. Skeen was on the faculty at Cornell University. Dr. Skeen holds a B.S. in Computer Science from North Carolina State University and a Ph.D. in Computer Science on Distributed Database Systems from the University of California, Berkeley.

William H. Younger, Jr., is 53 years old and has been a director since 1997. Mr. Younger is a managing director of the general partner of Sutter Hill Ventures, a California Limited Partnership, a venture capital firm, where he has been employed since 1981. Mr. Younger is a director of Virage, Inc., a provider of software that enables delivery of video over the Internet, Omnicell, Inc., a provider of clinical infrastructure and workflow automation solutions to the healthcare industry, and serves on the board of directors of several privately-held companies. Mr. Younger holds a B.S.E.E. degree from the University of Michigan and an M.B.A. from Stanford University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF THE NAMED NOMINEES

Directors Continuing in Office until the 2004 Annual Meeting

Robert M. Halperin, is 74 years old and has been a director since 1994. Mr. Halperin has been an advisor to Greylock Management, a venture capital firm, since 1990. Mr. Halperin was also Vice Chairman of the Board of

Raychem Corporation, a materials science company, from 1990 to 1994, and previously served as its President. Mr. Halperin is also a director of Avid Technology Inc., a digital media systems company, as well as several privately-held companies. In addition, Mr. Halperin serves on the board of directors of the Associates of Harvard Business School, the Harvard Business School Publishing Co. and Stanford Hospitals and Clinics and also is a Life Trustee of the University of Chicago. Mr. Halperin holds a Ph.B. in Liberal Arts from the University of Chicago, a Bachelor of Mechanical Engineering from Cornell University and an M.B.A. from Harvard Business School.

John L. Walecka, is 43 years old and has been a director since 1997. He is a founding partner of Redpoint Ventures, a venture capital firm. Prior to founding Redpoint, Mr. Walecka was a general partner with Brentwood Venture Capital, a venture capital firm, since 1990 and was an associate there since 1984. Mr. Walecka is a director of Multilink Technology Corporation, a provider of semiconductor solutions for the deployment of optical networks, as well as several privately-held companies. He holds a B.S. and M.S. in Engineering and an M.B.A. from Stanford University.

Directors Continuing in Office until the 2005 Annual Meeting

JoMei Chang, Ph.D., is 50 years old, co-founded Vitria in 1994 and has been our Chief Executive Officer and a director since Vitria’s inception. Dr. Chang also served as President from our inception until November 2002. From 1986 to 1994, Dr. Chang was Vice President and General Manager, Trader Workstation and General Manager, Emerging Technologies at TIBCO, Inc. From 1984 to 1986, she served as a senior engineer in the Network File System group at Sun Microsystems. Dr. Chang holds a B.S. in Computer Science from National ChiaoTung University, Taiwan and a Ph.D. in Electrical Engineering on Database Management Systems from Purdue University.

Board Committees and Meetings

During the year ended December 31, 2002, the Board of Directors held six meetings and acted by unanimous written consent two times. The Board has an Audit Committee and a Compensation Committee.

The Audit Committee reviews our internal accounting procedures, reviews the services provided by, and meets and consults with, our independent auditors. The Audit Committee is composed of three outside directors: Messrs. Halperin, Walecka and Younger. It met four times during 2002. All members of our Audit Committee are independent, as independence is defined in Rule 4200(a)(14) of the NASD listing standards. The Audit Committee has adopted a written Audit Committee Charter.

The Compensation Committee administers our stock option plans, reviews and approves the compensation and benefits of all our officers, and establishes and reviews general policies relating to compensation and benefits of our employees. The Compensation Committee is composed of three outside directors: Messrs. Halperin, Walecka and Younger. It met four times and acted by unanimous written consent seven times during 2002.

During the year ended December 31, 2002, each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

PROPOSAL 2

AMENDMENTS TO AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Overview

Our Board of Directors has unanimously approved proposed amendments to our certificate of incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from one-for-two to one-for-six and to concurrently decrease the authorized number of shares of common stock from 600,000,000 to 300,000,000 shares. The authorized number of shares of common stock will not be adjusted by the exchange ratio, rather each amendment provides that the authorized number of shares of common stock will be reduced from 600,000,000 to 300,000,000 shares. The Board has recommended that these proposed amendments be presented to our stockholders for approval. You are now being asked to vote upon these amendments to our certificate of incorporation to effect a reverse stock split whereby a number of outstanding shares of our common stock between and including two and six, such number consisting only of whole shares, will be combined into one share of our common stock and to concurrently decrease the authorized number of shares of common stock from 600,000,000 to 300,000,000 shares. Upon receiving stockholder approval, the Board will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of Vitria and our stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of our common stock between and including two and six which will be combined into one share of our common stock, at any time before the first anniversary of this special meeting of stockholders and in each instance the authorized number of shares of common stock will be reduced from 600,000,000 to 300,000,000 shares. The Board believes that stockholder approval of these amendments granting the Board this discretion, rather than approval of a specified exchange ratio, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of Vitria and our stockholders.

The text of the forms of proposed amendments to our certificate of incorporation is attached to this proxy statement as Appendix A. By approving these amendments, stockholders will approve a series of amendments to our certificate of incorporation pursuant to which any whole number of outstanding shares between and including two and six would be combined into one share of our common stock, and authorize the Board to file only one such amendment, as determined by the Board in the manner described herein, and to abandon each amendment not selected by the Board. Each amendment would also concurrently reduce the authorized number of shares of common stock from 600,000,000 to 300,000,000 shares regardless of the exchange ratio implemented. The Board may also elect not to do any reverse split.

If approved by the stockholders, and following such approval, the Board determines that effecting a reverse stock split is in the best interests of Vitria and our stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board within the limits set forth in this proposal to be combined into one share of our common stock.

If the Board elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of common stock would be reduced in accordance with an exchange ratio determined by the Board within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The par value of our common stock would remain unchanged at $0.001 per share. Each amendment would also decrease the number of authorized shares of common stock from 600,000,000 to 300,000,000 shares. Currently, the Board does not have any plans with regard to the authorized but unissued shares of our common stock following the reverse split.

Reasons for the Reverse Stock Split

The Board believes that a reverse stock split may be desirable for a number of reasons. First, the Board believes that a reverse stock split may allow us to avoid having our common stock delisted from the Nasdaq National Market. Second, the Board believes that a reverse stock split could improve the marketability and liquidity of our common stock.

Our common stock is quoted on the Nasdaq National Market. In order for our common stock to continue to be quoted on the Nasdaq National Market, we must satisfy certain listing maintenance standards established by Nasdaq. Among other things, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 180 calendar days following notification by Nasdaq, Nasdaq may delist our common stock from trading on the Nasdaq National Market. If we are unable to meet the Nasdaq National Market requirements, at the discretion of Nasdaq our common stock may be transferred to the Nasdaq SmallCap Market. Transferring to the Nasdaq SmallCap Market would provide us with an additional grace period to satisfy the minimum bid price requirement; however, we would nevertheless be subject to certain adverse consequences described below. In addition, in such event we would still be required to satisfy various listing maintenance standards for our common stock to be quoted on the Nasdaq SmallCap Market, including the minimum bid price requirement after expiration of any grace periods. If we fail to meet such standards, our common stock would likely be delisted from the Nasdaq SmallCap Market and trade on the over-the-counter bulletin board, commonly referred to as the “pink sheets”. Such alternatives are generally considered as less efficient markets and would seriously impair the liquidity of our common stock and limit our potential to raise future capital through the sale of our common stock, which could materially harm our business.

On October 21, 2002, we received a letter from Nasdaq advising us that our common stock had not met Nasdaq’s minimum bid price requirement for 30 consecutive trading days and that, if we were unable to demonstrate compliance with this requirement during the 90 calendar days ending January 21, 2003, our common stock would be delisted at that time. On March 18, 2003, we received a letter from Nasdaq extending the demonstration of compliance period until April 21, 2003. Such delisting would however be stayed pending any appeal we make to the Nasdaq Stock Market, Inc. We have the right to request a hearing before Nasdaq prior to the delisting of our common stock and believe that obtaining stockholder approval to effect a reverse split is an important aspect of any appeal that we may make to Nasdaq. The Board expects that a reverse stock split of our common stock will increase the market price of our common stock so that we are able to maintain compliance with the Nasdaq minimum bid price listing standard. However, the effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of our common stock after the reverse split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our common stock may be based also on other factors which may be unrelated to the number of shares outstanding, including our future performance. In addition, there can be no assurance that we will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of our common stock remains in excess of $1.00. Notwithstanding the foregoing, the Board believes that the proposed reverse stock split, when implemented within the proposed exchange ratio range, will result in the market price of our common stock rising to the level necessary to satisfy the $1.00 minimum bid price requirement for the foreseeable future.

The Board also believes that the increased market price of our common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of our common stock may be harmed by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split. The Board is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by the Board that a reverse stock split (with an exchange ratio determined by the Board as described above) is in the best interests of Vitria and our stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the Nasdaq National Market, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding approval of the reverse stock split by the stockholders, the Board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the one year anniversary of this special meeting of stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement any of the reverse stock splits prior to the one year anniversary of this Annual Meeting of stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of our common stock. However, the proposed reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the reverse split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to reverse stock split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder’s proportionate equity interest in Vitria, subject to the treatment of fractional shares, the number of authorized shares of common stock in each case will be reduced from 600,000,000 to 300,000,000 shares regardless of the exchange ratio implemented.

The following table contains approximate information relating to our common stock under each of the proposed amendments based on share information as of December 31, 2002 (in thousands):

	Pre Reverse Split	1-for-2	1-for-3	1-for-4	1-for-5	1-for-6
Authorized	600,000	300,000	300,000	300,000	300,000	300,000
Outstanding	130,408	65,204	43,469	32,602	26,082	21,735
Stock held in treasury	496	248	165	124	99	83
Reserved for future issuance pursuant to outstanding stock options	20,049	10,024	6,683	5,012	4,010	3,341
Reserved for future issuance pursuant to employee benefit plans	48,949	24,474	16,316	12,237	9,790	8,158
Authorized and unreserved	400,098	200,050	233,367	250,025	260,019	266,683

The proposed reverse stock split will reduce the number of shares of common stock available for issuance under our 1998 Executive Incentive Plan, 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan in proportion to the exchange ratio selected by the Board within the limits set forth in this proposal. We also have certain outstanding stock options to purchase shares of our common stock. Under the terms of the outstanding stock options, the proposed reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options. In connection with the proposed reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

If the proposed reverse stock split is implemented, it will increase the number of stockholders of Vitria who own “odd lots” of less than 100 shares of our common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Securities Exchange Act. If the proposed reverse stock split is implemented, our common stock will continue to be reported on the Nasdaq National Market under the symbol “VITR” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

The proposed reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio selected by the Board in the manner described above, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

Effective Date

The proposed reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of a certificate of amendment to our certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with reverse stock split ratio determined by the Board within the limits set forth in this proposal and the authorized number of shares of common stock will be reduced from 600,000,000 to 300,000,000 shares.

Payment for Fractional Shares

No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (a) the closing sales price of our common stock on the effective date as reported on the Nasdaq National Market by (b) the number of shares of our common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest. As of March 28, 2003, there were approximately 340 stockholders of record of our common stock. As a result of the reverse stock split, we estimate that cashing out fractional stockholders could reduce the number of stockholders of record to approximately 334.

Exchange of Stock Certificates

As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “exchange agent.” Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to the proposed amendments to the certificate of incorporation to effect the reverse split and we will not independently provide our stockholders with any such right.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended, or the Code, stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by Vitria as a result of the reverse stock split.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP as our independent auditors for the year ending December 31, 2003, and the Board of Directors has directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since January 1, 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and that of our stockholders.

Audit Fees.    During the year ended December 31, 2002, the aggregate fees billed by Ernst & Young LLP for the audit of our financial statements for the year ended December 31, 2002 and for the quarterly reviews of our financial statements during fiscal 2002 were approximately $314,000. During the year December 31, 2001, the aggregate fees billed by Ernst & Young LLP for the audit of our financial statements for the year ended December 31, 2001 and for the quarterly reviews of our financial statements during fiscal 2001 were approximately $308,000.

Audit-Related Fees.    During the years ended December 31, 2002 and 2001, the aggregate fees billed by Ernst & Young LLP for audit-related services were approximately $104,000 and $131,000. Audit related services generally include fees for accounting consultations, registration statements and business acquisitions.

Tax Fees.    During the years ended December 31, 2002 and 2001, the aggregate fees billed by Ernst & Young LLP for tax compliance, tax planning and technical tax advice was $87,000 and $110,000, respectively.

All Other Fees.    During the years ended December 31, 2002 and 2001 we did not engage Ernst & Young LLP to perform any other professional services.

The Audit Committee has determined the rendering of tax services by Ernst & Young LLP is compatible with maintaining their independence.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the ownership of our common stock as of March 1, 2003 by:

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table;

•	all of our directors, nominees and executive officers as a group; and

•	all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of common stock subject to options currently exercisable within 60 days of March 1, 2003. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 130,423,563 shares of our common stock outstanding as of March 1, 2003. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Vitria Technology, Inc, 945 Stewart Drive, Sunnyvale, California 94085.

Name and Address of Beneficial Owner	Shares Issuable Pursuant to Options Exercisable Within 60 days of March 1, 2003	Shares Beneficially Owned (Including the Number of Shares Shown in the First Column)
		Number	Percent
Directors and Executive Officers
JoMei Chang, Ph.D.(1)	1,650,000	20,026,348	15.16%
M. Dale Skeen, Ph.D.(1)	1,437,500	24,173,840	18.33%
William H. Younger, Jr.(2)	106,875	1,257,302	*
John L. Walecka(3)	106,875	758,567	*
Robert M. Halperin(4)	106,875	3,348,607	2.57%
Graham V. Smith(5)	—	1,000	*
John A. Wheeler(6)	137,037	137,037	*
Frank Yu	690,000	762,471	*
All directors and executive officers as a group (11 persons)(7)	4,235,162	49,148,496	36.50%
5% Stockholders
The Chang Family Trust, Michael W. Taylor, Trustee(8)	—	8,979,740	6.89%
FMR Corp.(9)	—	8,100,000	6.21%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Includes 1,666,676 shares held by Skeen/Chang Investments, L.P., of which Drs. JoMei Chang and M. Dale Skeen are general partners.

(2)	Includes 291,561 shares held by Sutter Hill Ventures, a California Limited Partnership and 858,866 shares held by William H. Younger, Jr., Trustee, The Younger Living Trust. Mr. Younger is a Managing Director of the General Partner of Sutter Hill Ventures and disclaims beneficial ownership of the shares held by Sutter Hill Ventures except to the extent of his proportionate partnership interest therein. Sutter Hill Ventures is located at 755 Page Mill Road, Suite A-200, Palo Alto, California 94304.

(3)	Includes 584,551 shares held by John L. Walecka, Trustee, The Walecka Family Trust and 67,141 shares held by Walecka Enterprises I, L.P. Walecka Capital, LLC is the general partner of Walecka Enterprises I, L.P and The Walecka Family Trust is the sole member of Walecka Capital, LLC. Mr. Walecka disclaims beneficial ownership of the shares held by Walecka Enterprises I, L.P. except to the extent of his proportionate interest therein.

(4)	Includes 3,241,732 shares held by Robert M. Halperin, Trustee, The Robert & Ruth Halperin Trust.

(5)	Mr. Smith resigned as Senior Vice President, Chief Financial Officer and Secretary in January 2003.

(6)	Mr. Wheeler resigned as Executive Vice President, Worldwide Operations in July 2002.

(7)	Total number of shares includes 3,268,632 shares of common stock held by entities affiliated with directors and executive officers.

(8)	The Chang Family Trust is a trust for the benefit of family members of Dr. JoMei Chang. Dr. Chang does not have voting or dispositive power over and disclaims beneficial ownership of the shares held by the trust.

(9)	FMR Corp. is located at 82 Devonshire Street, Boston, Massachusetts 02109. Based solely on a Schedule 13G filed with the SEC on February 14, 2003 by FMR Corp.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2002, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with except: (a) Dr. Chang filed one Form 5 late reporting a stock option grant of 1,000 shares, (b) Dr. Skeen filed one Form 5 late reporting a stock option grant of 1,000 shares, (c) Mr. Philpin filed one Form 5 late reporting a stock option grant of 175,000 shares and (d) Mr. Mohamad filed one Form 5 late reporting two stock option grants totaling 1,000,000 shares. Mr. Mohamad resigned as our President, Worldwide Operations in December 2002.

EXECUTIVE COMPENSATION

Compensation of Directors

Directors do not receive any cash compensation for their services as members of our Board of Directors, although they are reimbursed for expenses incurred in connection with attendance at Board and committee meetings. From time to time, our non-employee directors have received grants of nonstatutory stock options under our 1999 Equity Incentive Plan.

Compensation of Executive Officers

The following table presents summary information for the years ended December 31, 2000, 2001 and 2002 concerning the compensation earned by our Chief Executive Officer and four most highly compensated executive officers whose salary and bonus for 2002 were in excess of $100,000.

	Annual Compensation				Long Term Compensation Awards	All Other Compensation(1)
Name and Principal Position	Fiscal Year	Salary	Bonus		Securities Underlying Options
JoMei Chang, Ph.D. Chief Executive Officer	2002 2001 2000	$328,125 350,000 275,000	$	— 245,000 206,250	1,000 1,200,000 —	$594 840 870

M. Dale Skeen, Ph.D. Chief Technology Officer	2002 2001 2000	257,813 275,000 230,000		— 157,500 180,000	1,000 1,000,000 —	594 840 870

Frank Yu Senior Vice President, Engineering and Services	2002 2001 2000	234,375 244,583 210,000		— 70,000 42,500	1,000 200,000 —	594 840 870

John A. Wheeler(2) Executive Vice President, Worldwide Operations	2002 2001 2000	288,089 155,256 —		17,188 118,137 —	1,000 600,000 —	594 420 —

Graham V. Smith(3) Senior Vice President, Chief Financial Officer and Secretary	2002 2001 2000	270,945 — —		— — —	750,000 — —	594 — —

(1)	Amounts represent life insurance premiums paid on behalf of each named executive officer and reported as taxable income.

(2)	Mr. Wheeler resigned as Executive Vice President, Worldwide Operations in July 2002.

(3)	Mr. Smith joined Vitria in January 2002. His annualized 2002 salary was $275,000. In January 2003, Mr. Smith resigned as Senior Vice President, Chief Financial Officer and Secretary in January 2003.

Stock Option Grants and Exercises

Option Grants in 2002

We grant options to our executive officers under our 1999 Equity Incentive Plan. The following table presents each stock option grant during 2002 to each of the individuals listed in the Summary Compensation Table. The exercise price of each option was equal to the closing price of our common stock as reported on the Nasdaq Stock Market for the last market trading day prior to the date of grant.

The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

•	multiplying the number of shares of common stock subject to a given option by the exercise price per share;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the option; and

•	subtracting from that result the aggregate option exercise price.

The shares listed in the following table under “Number of Securities Underlying Options Granted” are subject to vesting as set forth in the footnotes below. Each option has a ten-year term, subject to earlier termination if the optionee’s service with us ceases. Under certain circumstances following a change of control, the vesting of such option grants may accelerate and become immediately exercisable.

Percentages shown under “Percent of Total Options Granted in 2002” are based on an aggregate of 7,726,250 options granted to our employees and directors during 2002.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted in 2002	Exercise Price Per Share	Expiration Date
						5%	10%
JoMei Chang, Ph.D.	1,000	(1)	*	$1.03	06/07/2012	$648	$1,642
M. Dale Skeen, Ph.D.	1,000	(1)	*	$1.03	06/07/2012	$648	$1,642
Frank Yu	1,000	(1)	*	$1.03	06/06/2012	$648	$1,642
John A. Wheeler	1,000	(2)	*	$1.03	06/05/2012	$648	$1,642
Graham V. Smith	350,000	(3)	4.53%	$7.40	01/06/2012	$1,628,837	$4,127,793
	50,000	(4)	*	$7.40	01/06/2012	$232,691	$589,685
	250,000	(4)	3.24%	$1.03	06/06/2012	$161,940	$410,389
	100,000	(4)	1.29%	$0.87	07/24/2012	$54,714	$138,656

*	Represents less than 1% of the total options granted in 2002.

(1)	This option will fully vest on July 1, 2003.

(2)	Mr. Wheeler resigned as Executive Vice President, Worldwide Operations in July 2002, therefore no shares of common stock will vest under this option.

(3)	This option vested as to 20% of the shares granted on January 7, 2003. Mr. Smith resigned as Senior Vice President, Chief Financial Officer and Secretary in January 2003, therefore no additional shares of common stock will vest under this option.

(4)	Mr. Smith resigned as Senior Vice President, Chief Financial Officer and Secretary in January 2003, therefore, no shares of common stock will vest under this option.

Aggregated Option Exercises During 2002 and Option Values at December 31, 2002

The following table presents the aggregate option exercises during 2002, and the number and value of securities underlying unexercised options that are held by, each of the individuals listed in the Summary Compensation Table as of December 31, 2002.

Amounts shown under the column “Value Realized” are based on the fair market value of our common stock on the exercise date as reported on the Nasdaq National Market less the aggregate exercise price. Amounts shown under the column “Value of Unexercised In-the-Money Options at December 31, 2002” are based on a price of $0.75 per share, which was the last reported sale price of our common stock on the Nasdaq National Market on December 31, 2002, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
JoMei Chang, Ph.D.	—	—	1,436,666	1,464,334	—	—
M. Dale Skeen, Ph.D.	—	—	1,254,165	1,246,835	—	—
Frank Yu	40,000	$132,725	690,000	201,000	—	—
John A. Wheeler	—	—	137,037	—	—	—
Graham V. Smith	—	—	—	—	—	—

Equity Compensation Plan Information

Vitria has three stockholder approved equity compensation plans, the 1999 Equity Incentive Plan, the 1998 Executive Incentive Plan, collectively the Incentive Plans, and the 1999 Employee Stock Purchase Plan, or the Purchase Plan.

1999 Equity Incentive Plan and 1998 Executive Incentive Plan

On December 31 of each year for 10 years, starting with the year 1999, the number of shares in the reserve shared by the Incentive Plans will automatically increase by 6.5% of the outstanding common stock on a fully-diluted basis. As of December 31, 2002, 74,562,728 shares were reserved for issuance under the Incentive Plans and 37,528,545 shares remained available for future issuance. However, no more than 32,000,000 shares may be used for incentive stock options under the Incentive Plans. The Board may grant incentive stock options that qualify under Section 422 of the Internal Revenue Code to employees, including officers, of Vitria or an affiliate of Vitria. The Board may grant nonstatutory stock options, stock bonuses, restricted stock purchase awards and stock appreciation rights to employees, including officers, directors of and consultants to Vitria or an affiliate of Vitria. The maximum option term is 10 years. The Board may provide for exercise periods of any length in individual option grants, subject to limitations. Generally an option terminates three months after the optionholder’s service to Vitria terminates. If the termination is due to the optionholder’s disability, the exercise period generally is extended to 12 months. If the termination is due to the optionholder’s death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death. Upon a change of control of Vitria, the surviving entity will either assume or substitute outstanding awards under the incentive plan and executive plan. Otherwise, the vesting and exercisability of such stock options and other stock awards will accelerate.

1999 Employee Stock Purchase Plan

Under the Purchase Plan, eligible employees can have up to 10% of their earnings withheld to be used to purchase shares of common stock on specified dates determined by the Board. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the specified purchase date. The Board may specify a look-back period of up to 27 months.

The Purchase Plan provides for the issuance of shares of common stock pursuant to purchase rights granted to employees. At the time it was adopted by the Board, 6,000,000 shares were reserved for issuance under the Purchase Plan. On August 14 of each year for 10 years, starting with the year 2000, the number of shares reserved for issuance under the Purchase Plan automatically increases by the greater of (i) 2% of the outstanding shares on a fully-diluted basis, or (ii) the number of shares required to restore the reserve to 6,000,000 shares. Such automatic share reserve increases may not exceed 66,000,000 shares in the aggregate over a 10-year period. At December 31, 2002, 2,677,777 shares had been issued to date and 11,420,299 shares were reserved for future issuance.

The following table provides certain information with respect to all of Vitria’s equity compensation plans in effect as of December 31, 2002.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	20,048,924	$2.66	(2)	48,948,844
Equity compensation plans not approved by security holders	—	—		—

Total	20,048,924	$2.66	(2)	48,948,844

(1)	The plans included in this row include our 1999 Equity Incentive Plan, 1998 Executive Incentive Plan and 1998 Employee Stock Purchase Plan.

(2)	Represents the weighted average exercise price of outstanding stock options only.

Employment and Change of Control Agreements

Key Employee Retention and Severance Plan

In January 2002, we adopted a Key Employee Retention and Severance Plan for our executive officers. Upon a change of control of Vitria if an executive officer leaves Vitria under certain circumstances, the plan provides:

•	for a lump sum cash payment equal to 100% of the executive officer’s annual base salary and the prorated amount of the executive officer’s target or incentive bonus for such year;

•	that the vesting for all of the executive officer’s outstanding stock options granted, or restricted stock or performance shares issued, prior to the change of control will accelerate by the greater of one year or the length of service of the executive officer;

•	that Vitria continue health care coverage for the executive officer and that Vitria continue to subsidize its portion of the premiums payable on account of the executive officer for up to the earlier of one year or the effective date of health care coverage with a subsequent employer; and

•	that if any payment, benefit or acceleration of a stock option or other award would be considered a “parachute payment” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Vitria will provide the executive officer with such payment, benefit or acceleration that either would result in no excise tax or the full amount of the payment, benefit or acceleration. In any case, the executive officer will receive the payment, benefit or acceleration that results in the executive officer being in the best position after all taxes, including the excise tax, if applicable, have been paid.

Non-Employee Director Change of Control Plan

In January 2002, the Board of Directors adopted a Non-Employee Director Change of Control Plan for our non-employee directors. Upon a change of control of Vitria, the plan provides that the vesting for all of the non-employee directors’ outstanding stock options granted, or restricted stock or performance shares issued, prior to the change of control will accelerate and be fully vested as of the date of the change of control. If such acceleration would be considered a “parachute payment” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Vitria will provide the non-employee director with such acceleration that either would result in no excise tax or the full amount of the acceleration. In any case, the non-employee director will receive acceleration that results in the non-employee director being in the best position after all taxes, including the excise tax, if applicable, have been paid.

1999 Equity Incentive Plan and 1998 Executive Incentive Plan

Upon a change of control of Vitria in which the new entity fails to fully assume outstanding stock options granted, or restricted stock or performance shares issued, prior to the change of control, then these stock options, restricted stock or performance shares will be fully vested on the date immediately prior to the effective date of the change of control.

1999 Employee Stock Purchase Plan

In the event of: (i) a dissolution, liquidation, or sale of all or substantially all of the assets of Vitria; (ii) a merger or consolidation in which Vitria is not the surviving corporation; or (iii) a reverse merger in which Vitria is the surviving corporation but the shares outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then: (1) any surviving or acquiring corporation shall assume rights outstanding under the Purchase Plan or shall substitute similar rights for those outstanding under the Purchase Plan, or (2) in the event any surviving or acquiring corporation refuses to assume such rights or to substitute similar rights for those outstanding under the Purchase Plan, then, as determined by the Board in its sole discretion such rights may continue in full force and effect or the participants’ accumulated payroll deductions (exclusive of any accumulated interest which cannot be applied toward the purchase of shares under the terms of the offering) may be used to purchase shares immediately prior to the transaction described above under the ongoing offering and the participants’ rights under the ongoing offering shall thereafter be terminated.

Severance Agreements

On July 31, 2002, we entered into a severance agreement with John A. Wheeler, our former Executive Vice President, Worldwide Operations. Pursuant to the agreement, we agreed to pay Mr. Wheeler his salary through October 31, 2002, provide Mr. Wheeler with medical, dental and vision benefits through November 30, 2002, and extend the period during which Mr. Wheeler could exercise 137,037 vested stock options through July 31, 2003.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee oversees Vitria’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in Vitria’s Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Vitria’s accounting principles and such other matters as are required to be discussed with the Audit Committee by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and Vitria, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of any non-audit services with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of Vitria’s internal controls and the overall quality of Vitria’s financial reporting. The Audit Committee held four meetings during 2002.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC. The Audit Committee has selected, subject to stockholder ratification, Ernst & Young LLP as Vitria’s independent auditors for the year ending December 31, 2003.

AUDIT COMMITTEE

Robert M. Halperin

John L. Walecka

William H. Younger, Jr.

(1)	Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION1

Introduction

Our executive compensation policies and practices are established and administered by the Compensation Committee of the Board. During 2002, the Compensation Committee consisted of three non-employee directors: Robert M. Halperin, John L. Walecka and William H. Younger.

Philosophy

The Compensation Committee has implemented compensation policies, plans and programs that seek to enhance stockholder value by aligning the financial interests of the executive officers with those of the stockholders. The overall goal of the Compensation Committee is to develop compensation practices that will allow Vitria to attract and retain the people needed to define, create and market industry-leading products and services. We also provide significant equity-based compensation pursuant to our 1999 Equity Incentive Plan, 1998 Executive Incentive Plan and 1999 Employee Stock Purchase Plan. The plans are designed to provide a longer-term incentive to management to increase revenues, provide quality returns on investment, enhance stockholder value and contribute to our long-term growth. Vitria has also paid cash bonuses to executive officers based on meeting performance goals.

Compensation Plans

Our executive compensation is based on three components, each of which is intended to support the overall compensation philosophy.

Base Salary.    The Compensation Committee recognizes the importance of maintaining compensation levels competitive with other leading technology companies with which Vitria competes for personnel. Since 1999, the Compensation Committee has maintained the base salary component of executive compensation in line with industry medians. Base salary is targeted at the median level for companies in similar businesses of similar characteristics such as sales volume, capitalization and financial performance. The Compensation Committee reviews with the Chief Executive Officer an annual salary plan for Vitria’s executive officers, other than the Chief Executive Officer. The salary plan is modified as deemed appropriate and approved by the Compensation Committee. The annual salary plan is developed based on an annual review of executive salaries at comparable technology companies. The annual plan also takes into account past performance and expected future contributions of the individual executive.

Equity Incentives.    The Compensation Committee seeks to provide equity compensation for executive officers, including the Chief Executive Officer, that is equal to levels at comparable companies. Long-term equity incentives are provided through grants of stock options to executive officers and other employees pursuant to our 1999 Equity Incentive Plan. This component of compensation is intended to retain and motivate employees to improve the performance of our stock. The Compensation Committee believes this element of the total compensation program directly links the participant’s interests with those of the stockholders and our long-term value. Stock options are granted at not less than fair market value and have value only if our stock price increases. Stock options granted generally become exercisable at a rate of 20% beginning on the first anniversary of the vesting commencement date, with the remainder vesting on a monthly basis over the following four years. Options terminate 10 years after the date of grant.

(1)	Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following report and performance graph shall not be incorporated by reference into any such filings.

Executive officers are also eligible to participate in our 1999 Employee Stock Purchase Plan. Participation levels in such plan are at the discretion of each executive.

In June 2002, the Compensation Committee, upon the recommendation of management, implemented a company-wide equity-based retention plan pursuant to which new stock options for 2,520,000 shares of common stock were issued with an exercise price of $1.03 per share, which was 100% of the fair market value of the stock on the grant date. Of these options, 254,000 options were granted to our executive officers, or approximately 10.1% of such options. Of these options 251,000 were granted to two executive officers who have since resigned and all of the shares subject to such stock options have been returned to the 1999 Equity Incentive Plan reserve. An additional 5,206,250 options were granted in fiscal 2002, of which our executive officers received grants for 2,825,000 shares, or approximately 54.3% of such options. Of these grants 1,500,000 shares were granted to two executive officers who have since resigned. Only 70,000 of such shares are vested and the balance of 1,430,000 shares subject to such stock options have been returned to the 1999 Equity Incentive Plan reserve.

The Compensation Committee believes that the programs described above provide compensation that is competitive with comparable emerging technology companies, link executive and stockholder interests and provide the basis to attract and retain qualified executives. The Compensation Committee will continue to monitor the relationship among executive compensation, our performance and stockholder value.

Bonus Payments.    Vitria maintains annual cash incentive bonus programs to reward executive officers and other key employees for attaining defined performance goals. For executive officers, in determining bonus amounts, consideration is given to Vitria’s performance and individual performance.

Key Employee Retention and Severance Plan

In January 2002, the Board of Directors adopted a Key Employee Retention and Severance Plan after initiating a review in mid-summer 2001 to evaluate existing Vitria plans and policies, industry practices and possible standard approaches to the retention and severance of key executives in the event of a change of control of Vitria. The Board of Directors believes that the plan is necessary to attract, retain and motivate Vitria’s executives. A summary of the terms of the plan may be found in the section above entitled “Executive Compensation—Employment and Change of Control Agreements.”

Chief Executive Officer Compensation

The Compensation Committee uses the procedures described above in setting the annual salary and equity awards for JoMei Chang, Ph.D., Vitria’s Chief Executive Officer and a member of the Board of Directors. The Compensation Committee reviews and establishes the base salary of Dr. Chang based on compensation data for comparable companies and the Compensation Committee’s assessment of her past performance and its expectation as to her future contributions in directing our long-term success. Dr. Chang’s base salary was maintained at $350,000 in fiscal 2002 after reviewing comparable data and concluding that her salary was consistent with the average for chief executive officers at comparable companies. The Compensation Committee elected to reduce Dr. Chang’s base salary to $315,000 for fiscal 2003 consistent with industry medians and not to pay any cash bonus for fiscal 2002.

In June 2002, as part of the company-wide equity-based retention plan Dr. Chang was granted a non-qualified stock option to acquire 1,000 shares of common stock at an exercise price of $1.03 per share, which was 100% of the fair market value of the stock on the grant date. The option will vest as to 100% of the shares granted on July 1, 2003. The Compensation Committee intends to continue to monitor Dr. Chang’s compensation level in light of her performance and the compensation levels of executives at comparable companies.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code limits Vitria to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the code.

The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as “performance-based compensation.” The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with code section 162(m) in the future in a manner consistent with Vitria’s best interests.

COMPENSATION COMMITTEE

Robert M. Halperin

John L. Walecka

William H. Younger

Compensation Committee Interlocks and Insider Participation

In October 1997, the Board formed the Compensation Committee to review and recommend to the Board the compensation and benefits for Vitria’s executive officers and administer our stock purchase and stock option plans. As noted above, the Compensation Committee consists of Messrs. Halperin, Walecka and Younger. No current member of the Compensation Committee is an officer or employee of Vitria and none of Vitria’s executive officers serves as a member of a compensation committee of any entity that has one or more executive officers serving as a member of Vitria’s Compensation Committee. Each of our directors and/or related entities have purchased and hold securities of Vitria.

PERFORMANCE MEASUREMENT COMPARISON

The following graph shows a comparison of total stockholder return of an investment of $100 in cash on September 17, 1999 for:

•	our common stock;

•	The S&P Information Technology Index;

•	the J.P. Morgan H & Q Technology Index (no longer available as of February 28, 2002); and

•	the Nasdaq Stock Market (U.S.).

Historic stock price performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends.

Measurement Period	Vitria Plot Points	S&P Information Technology Index	Plot Points for JP Morgan H&Q Technology Index	Plot Points for Nasdaq Stock Market (U.S.)
09/17/99	$100.00	$100.00	$100.00	$100.00
09/30/99	$229.69	$99.57	$95.88	$95.52
12/31/99	$1,462.50	$135.28	$156.92	$141.18
03/31/00	$1,260.16	$153.64	$177.02	$158.50
06/30/00	$1,528.13	$139.45	$159.00	$137.82
09/30/00	$1,165.63	$120.03	$156.11	$126.82
12/31/00	$193.75	$79.95	$101.44	$84.92
03/31/01	$95.33	$59.25	$70.94	$63.39
06/30/01	$86.00	$66.60	$79.08	$74.71
09/30/01	$51.25	$43.98	$51.79	$51.83
12/31/01	$159.75	$59.27	$70.12	$67.38
03/31/02	$98.75	$54.87	$67.39	$66.93
06/30/02	$24.00	$40.61	—	$53.35
09/30/02	$19.50	$30.33	—	$42.81
12/31/02	$18.75	$37.10	—	$48.84

This section is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnification agreements with our directors and officers for the indemnification of, and advancement of expenses to, these persons to the full extent permitted by Delaware law. We also intend to execute these agreements with our future directors and officers.

See the section above entitled “Executive Compensation—Employment and Change of Control Agreements” for a description of our Key Employee Retention and Severance Plan and Non-Employee Director Change of Control Plan and severance agreement with John A. Wheeler, our former Executive Vice President, Worldwide Operations.

We believe that all of the transactions set forth above were made on terms no less favorable to Vitria than could have been obtained from unaffiliated third parties. All future transactions between Vitria and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to Vitria than could be obtained from unaffiliated third parties.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

William L. McGrath

Vice President, General Counsel and Secretary

April     , 2003

Our Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the SEC is available without charge upon written request to: Investor Relations, Vitria Technology, Inc., 945 Stewart Drive, Sunnyvale, California 94085.

APPENDIX A

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF VITRIA TECHNOLOGY, INC.

JOMEI CHANG, PH.D. hereby certifies as follows:

ONE:    The original name of this corporation is Vitria Acquisition Corporation and the date of filing of the original Certificate of Incorporation with the Delaware Secretary of State is June 21, 1999.

TWO:    That she is the duly elected and acting Chief Executive Officer of Vitria Technology, Inc., a Delaware corporation.

THREE:    The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions amending the first paragraph of Article IV, Paragraph A of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is three hundred five million (305,000,000) shares. Three hundred million (300,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [*] shares of the Corporation’s Common Stock, par value $.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on The Nasdaq National Market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”

FOUR:    This Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, Vitria Technology, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of                 , 200  .

VITRIA TECHNOLOGY, INC.

JoMei Chang, Ph.D. Chief Executive Officer

*	The Board of Directors adopted a resolution approving five separate amendments to the Amended and Restated Certificate of Incorporation of Vitria Technology, Inc. These amendments approve the combination of any whole number of shares of Common Stock between and including two (2) and six (6) into one (1) share of Common Stock. By approving Proposal 2, you are approving each of the five amendments proposed by the Board of Directors. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that amendment determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. The other four proposed amendments will be abandoned pursuant to Section 242(c) of the Delaware General Corporation Law. The Board of Directors may also elect not to do any reverse split in which case all five proposed amendments will be abandoned. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different split ratio.

A-1

DETACH HERE

VITRIA TECHNOLOGY, INC.

945 Stewart Drive

Sunnyvale, California 94085

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON May 16, 2003

PROXY

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on May 16, 2003 and the Proxy Statement and hereby appoints JoMei Chang, Ph.D. and William L. McGrath each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Vitria Technology, Inc. (the “Company”) held of record by the undersigned on March 28, 2003 at the Annual Meeting of Stockholders to be held at 945 Stewart Drive, Sunnyvale, California 94085 on May 16, 2003 at 2:00 p.m. pacific time, and any adjournment or postponement thereof. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTORS LISTED ON THE REVERSE SIDE AND A VOTE “FOR” THE OTHER PROPOSALS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Vitria Technology, Inc.

DETACH HERE

☒	Please mark votes as in this example.

1.	Election of two Directors.

Nominees (01) M. Dale Skeen, Ph.D., (02) William H. Younger, Jr.

FOR	WITHHELD
☐	☐

☐

For all nominees except as written above

2.	To approve amendments to our certificate of incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including two and six would be combined into one share of our common stock and to concurrently decrease the authorized number of shares of common stock from 600,000,000 to 300,000,000 shares and to authorize our Board of Directors to select and file one such amendment.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2003.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:	Signature:	Date: